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EXHIBIT 5



                              							March 28, 1997

Greif Bros. Corporation
621 Pennsylvania Avenue
Delaware, Ohio 43015


Ladies and Gentlemen:

	You have requested our opinion as Counsel for Greif Bros. Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 1,000,000 shares of Class A Common Stock issuable upon exercise of options granted under the Company's Incentive Stock Option Plan.

	We have examined the Company's Registration Statement of Form S-8 in the form to be filed with the Securities and Exchange Commission on or about April 1, 1997 (the "Registration Statement"). We further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

	Based on the foregoing examinations, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and non-assessable.

	We consent to the filing of this opinion as an exhibit to the Registration Statement.

						Very truly yours,

						HULL AND HULL



						By_/s/ Allan Hull
							Allan Hull